Pricing Supplement No. 1839ZZ To product supplement ZZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated September 19, 2013; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$3,321,000 Securities Linked to the Performance of the U.S. Dollar Relative to the Japanese Yen and the Performance of the 5-Year JPY Swap Rate due September 29, 2015
General
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The Securities (the “securities”) are designed for investors who seek a leveraged return at maturity linked to (i) the performance of the U.S. dollar (the “Underlying Currency”) relative to the Japanese yen (the “Reference Currency”) and (ii) the performance of the 5-Year JPY Swap Rate (the “Underlying Rate”), as adjusted by the Currency Multiplier, in each case as measured by the applicable formula set forth below. At maturity, investors will receive a cash payment per $1,000 Face Amount of securities equal to the Minimum Payment Amount of $600 plus any Additional Amount, calculated based on (i) the performance of the Underlying Currency relative to the Reference Currency multiplied by the Currency Leverage Factor of 19.8 and (ii) the performance of the Underlying Rate multiplied by the Rate Leverage Factor of 60. The performance of the Underlying Currency will be zero unless the U.S. dollar appreciates significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 120. Similarly, the performance of the Underlying Rate will be zero unless the Underlying Rate appreciates significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2%. Consequently, an investment in the securities is highly risky. Investors will lose 40% of their investment unless there is significant appreciation of the Underlying Currency relative to the Reference Currency and/or significant appreciation of the Underlying Rate so as to exceed the Currency Strike Level or Rate Strike Level, as applicable, during the two-year term of the securities. Even if the Underlying Currency or the Underlying Rate appreciates beyond the applicable Strike Level, you will lose some and possibly a significant portion of your initial investment unless the appreciation beyond the applicable Strike Level is sufficient to result in an Additional Amount, calculated as set forth herein, of $400 or more. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing September 29, 2015.
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000.
•	The securities priced on September 19, 2013 (the “Trade Date”) and are expected to settle on September 24, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Tenor:	2 years
Payment at Maturity:
On the Maturity Date, you will receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows:
Minimum Payment Amount + Additional Amount
You will lose 40% of your initial investment if the Additional Amount is $0. Any Payment at Maturity of the securities is subject to the credit of the Issuer.

Minimum Payment Amount:	$600.00
Additional Amount:
The Additional Amount will be calculated as follows:
$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
The Underlying Currency Performance will be zero unless the Underlying Currency appreciates significantly relative to the Reference Currency so that the Final Spot Rate is greater than the Currency Strike Level of 120. The Underlying Rate Performance will be zero unless the Underlying Rate increases significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2%. If both the Underlying Currency Performance and the Underlying Rate Performance are zero, the Additional Amount will be $0, resulting in a 40% loss of your initial investment. Investing in the securities is highly risky, and you will lose a substantial portion of your investment unless there is significant appreciation in the Underlying Currency or Underlying Rate during the two-year term of the securities.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $933.60 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-1 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$1.00	$999.00
Total	$3,321,000.00	$3,293.00	$3,317,707.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions of up to $1.00 per $1,000 Face Amount of securities.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,321,000.00	$452.98

Deutsche Bank Securities
September 19, 2013

(Key Terms continued from previous page)
Underlying Currency Performance:	The Underlying Currency Performance is calculated as follows: • If the Final Spot Rate is greater than the Currency Strike Level of 120,
Final Spot Rate – Currency Strike Level
Currency Strike Level

•   If the Final Spot Rate is equal to or less than the Currency Strike Level of 120, the Underlying Currency Performance will equal zero.
The Underlying Currency Performance will be positive only if the U.S. dollar has strengthened significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 120.
See “Historical Information—Underlying Currency” in this pricing supplement for the historical performance of the exchange rate of the Underlying Currency relative to the Reference Currency.

Underlying Rate Performance:
The Underlying Rate Performance is calculated as follows:
•   If the Final Underlying Rate is greater than the Rate Strike Level of 2%:
(Final Underlying Rate –  Rate Strike Level) × Currency Multiplier
•   If the Final Underlying Rate is equal to or less than the Rate Strike Level of 2%, the Underlying Rate Performance will equal zero.
The Underlying Rate Performance will be positive only if the 5-Year JPY Swap Rate has increased significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2%. Even if the Final Underlying Rate is greater than 2%, the Underlying Rate Performance will be reduced if the U.S. dollar has strengthened relative to the Japanese yen resulting in a Currency Multiplier of less than one.
See “Historical Information—Underlying Rate” in this pricing supplement for the historical performance of the Underlying Rate.

Currency Strike Level:	The Currency Strike Level for the Underlying Currency is 120.
Rate Strike Level:	The Rate Strike Level for the Underlying Rate is 2.00%. We refer to each of the Currency Strike Level and the Rate Strike Level as a “Strike Level” and together the “Strike Levels.”
Currency Leverage Factor:	19.8
Rate Leverage Factor:	60
Currency Multiplier:	The Currency Multiplier is calculated as follows:
Initial Spot Rate Final Spot Rate

If the U.S. dollar appreciates relative to the Japanese yen over the term of the securities, the Final Spot Rate will be greater than the Initial Spot Rate and the Currency Multiplier will be less than 1. If the U.S. dollar depreciates relative to the Japanese yen over the term of the securities, the Final Spot Rate will be less than the Initial Spot Rate and the Currency Multiplier will be greater than 1. If the U.S. dollar remains unchanged relative to the Japanese yen over the term of the securities, the Final Spot Rate will be equal to the Initial Spot Rate and the Currency Multiplier will equal 1.

Initial Spot Rate:	99.15
Final Spot Rate:	The Spot Rate for the Underlying Currency on the Final Valuation Date
Final Underlying Rate:	The level of JPY 5-Year Swap Rate on the Final Valuation Date
Spot Rate:
The Spot Rate for the Underlying Currency will be the U.S. dollar/Japanese yen mid-spot rate at 4:00 p.m. London time, expressed as the number of Japanese yen per one U.S. dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters page “WMRSPOT12” or any successor page, on such date of calculation.
If the Spot Rate is amended or replaced or ceases to exist, the calculation agent shall determine the Spot Rate in good faith and in a commercially reasonable manner. Such modification, amendment or non-existence of the Spot Rate shall not be deemed to be a Market Disruption Event as defined under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
If a Market Disruption Event has occurred, the calculation agent may, in its sole discretion, postpone the Final Valuation Date as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement or, if the calculation agent decides not to postpone the Final Valuation Date, determine the Spot Rate on the Final Valuation Date in good faith and in a commercially reasonable manner.

5-Year JPY Swap Rate:
The 5-Year JPY Swap Rate is, on any day, the fixed interest rate payable on a Japanese yen interest rate swap with a maturity of 5 years, expressed as a percentage, which appears on Reuters page “17143” or any successor page thereto at 3:00 p.m. Tokyo time on that day. For more information on the 5-Year JPY Swap Rate, see “The 5-Year JPY Swap Rate” in this pricing supplement. If the 5-Year JPY Swap Rate is not displayed by 3:00 p.m. Tokyo time on the Reuters page “17143” on any day on which the level of the 5-Year JPY Swap Rate must be determined, the rate for such day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Trade Date:	September 19, 2013
Settlement Date:	September 24, 2013
Final Valuation Date†:	September 24, 2015
Maturity Date†:	September 29, 2015
CUSIP / ISIN:	25152RES8 / US25152RES85
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ISSUER’S ESTIMATED VALUE OF THE SECURITIES

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement ZZ dated September 28, 2012, the prospectus supplement dated September 289, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement ZZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005086/crt_dp33013-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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If the terms described in this pricing supplement are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

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You should rely only on the information contained in this pricing supplement. We have not authorized anyone to provide information different from that contained in this pricing supplement. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this pricing supplement is accurate only as of the date of this pricing supplement, regardless of the time of delivery of this pricing supplement or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table and examples illustrate hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the Underlying Currency and the Underlying Rate, assuming an Initial Spot Rate of 100, an Underlying Rate of 0.45% on the Trade Date, and reflecting the Currency Strike Level of 120, the Rate Strike Level of 2.00%, the Currency Leverage Factor of 19.8 and the Rate Leverage Factor of 60. The actual Initial Spot Rate is set forth in the Key Terms of this pricing supplement. As of September 19, 2013, the Underlying Rate was approximately 0.40%. The table sets forth five alternative hypothetical Final Spot Rates, ranging from 80 to 130. For each of these hypothetical Final Spot Rates, three alternative hypothetical Final Underlying Rates are presented, to illustrate the Payments at Maturity that would result from each scenario. The fifth column sets forth the Currency Multiplier for each scenario and illustrates that, if the Underlying Rate Performance is positive, the Currency Multiplier may increase or decrease the Additional Amount and the Payment at Maturity.

The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Underlying Currency Performance and the Underlying Rate Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table and examples below have been rounded for ease of illustration.

Final Spot Rate	Underlying Currency Performance	Final Underlying Rate	Underlying Rate Performance	Currency Multiplier	Additional Amount	Payment at Maturity
80	0.00%	≤2.00%*	0.00%	125.00%	$0.00	$600.00
80	0.00%	2.10%	0.13%	125.00%	$75.00	$675.00
80	0.00%	2.50%	0.63%	125.00%	$375.00	$975.00
85	0.00%	≤2.00%*	0.00%	117.65%	$0.00	$600.00
85	0.00%	2.10%	0.12%	117.65%	$70.59	$670.59	(See Example 2)
85	0.00%	2.50%	0.59%	117.65%	$352.94	$952.94
100	0.00%	≤2.00%*	0.00%	100.00%	$0.00	$600.00
100	0.00%	2.10%	0.10%	100.00%	$60.00	$660.00
100	0.00%	2.50%	0.50%	100.00%	$300.00	$900.00
110	0.00%	≤2.00%*	0.00%	90.91%	$0.00	$600.00	(See Example 1)
110	0.00%	2.10%	0.09%	90.91%	$54.55	$654.55
110	0.00%	2.50%	0.45%	90.91%	$272.73	$872.73
122.4	2.00%	≤2.00%*	0.00%	81.70%	$396.00	$996.00	(See Example 3)
122.4	2.00%	2.10%	0.08%	81.70%	$445.02	$1,045.02
122.4	2.00%	2.50%	0.41%	81.70%	$641.10	$1,241.10	(See Example 5)
132	10.00%	≤2.00%*	0.00%	75.76%	$1,980.00	$2,580.00	(See Example 4)
132	10.00%	2.10%	0.08%	75.76%	$2,025.45	$2,625.45
132	10.00%	2.50%	0.38%	75.76%	$2,207.27	$2,807.27

* A Final Underlying Rate less than or equal to 2.00% will result in an Underlying Rate Performance of zero.

Example 1: The Spot Rate increases from the Initial Spot Rate of 100 to the Final Spot Rate of 110 (meaning the U.S. dollar has strengthened relative to the Japanese yen); however, the Final Spot Rate of 110 is still less than the Currency Strike Level of 120, resulting in an Underlying Currency Performance of 0. The Underlying Rate increases from 0.45% on the Trade Date to 1.50% on the Final Valuation Date, which is still less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Additional Amount	=	$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
	=	$1,000 × (19.8 × 0 + 60 × 0)
	=	$0
Payment at Maturity	=	$600 + Additional Amount
	=	$600

Although both the Spot Rate and the Underlying Rate have appreciated from the Trade Date to the Final Valuation Date, because the Final Spot Rate is less than the Currency Strike Level and the Final Underlying Rate is less than the Rate Strike Level, the Additional Amount is $0. Consequently, the Payment at Maturity is $600.00 per $1,000 Face Amount of securities, resulting in a significant loss on the initial investment.

Example 2: The Spot Rate decreases from the Initial Spot Rate of 100 to the Final Spot Rate of 85 (meaning the U.S. dollar has weakened relative to the Japanese yen), which is less than the Currency Strike Level of 120, resulting in a Underlying Currency Performance of 0. The Underlying Rate increases from 0.45% on the Trade Date to 2.10% on the Final Valuation Date, which is greater than the Rate Strike Level of 2.00%. The Payment at Maturity is calculated as follows:

Underlying Rate Performance	=	(Final Underlying Rate – Rate Strike Level) × Currency Multiplier
	=	(2.10% - 2.00%) × 100 / 85
	=	0.10% × 100 / 85
	=	0.12%
Additional Amount	=	$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
	=	$1,000 × (19.8 × 0 + 60 × 0.12%)
	=	$70.59
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $70.59
	=	$670.59

Although the Final Underlying Rate is greater than the Rate Strike Level of 2.00%, the appreciation of the Underlying Rate is not significant enough to result in a positive return on the investment because the Underlying Rate Performance multiplied by the Rate Leverage Factor results in an Additional Amount of only $70.59. Consequently, the Payment at Maturity is $670.59 per $1,000 Face Amount of securities, resulting in a significant loss on the initial investment.

Example 3: The Spot Rate increases from the Initial Spot Rate of 100 to the Final Spot Rate of 122.4 (meaning the U.S. dollar has strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 120. The Underlying Rate increases from 0.45% on the Trade Date to 1.50% on the Final Valuation Date, which is less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(122.4 – 120) / 120
	=	2%
Additional Amount	=	$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
	=	$1,000 × (19.8 × 2% + 60 × 0)
	=	396
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $396
	=	$996

Although the Final Spot Rate is greater than the Currency Strike Level of 120, the appreciation of the U.S. dollar relative to the Japanese yen is not significant enough to result in a positive return on the investment because the Underlying Currency Performance multiplied by the Currency Leverage Factor results in an Additional Amount of only $396.00. Consequently, the Payment at Maturity is $996 per $1,000 Face Amount of securities, resulting in a partial loss of the initial investment.

Example 4: The Spot Rate increases from the Initial Spot Rate of 100 to the Final Spot Rate of 132 (meaning the U.S. dollar has significantly strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 120. The Underlying Rate increases from 0.45% on the Trade Date to 1.50% on the Final Valuation Date, which is less than the Rate Strike Level of 2.00%, resulting in an Underlying Rate Performance of 0. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(132 - 120) / 120
	=	10%
Additional Amount	=	$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
	=	$1,000 × (19.8 × 10% + 60 × 0)
	=	$1,980
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + $1,980
	=	$2,580

Although the Underlying Rate Performance is zero, the U.S. dollar has strengthened significantly relative to the Japanese yen, resulting in Underlying Currency Performance of 10% and an Additional Amount of $1,980. Consequently, the Payment at Maturity is $2,580 per $1,000 Face Amount of securities.

Example 5: The Spot Rate increases from the Initial Spot Rate of 100 to the Final Spot Rate of 122.4 (meaning the U.S. dollar has strengthened relative to the Japanese yen), which is greater than the Currency Strike Level of 120. The Underlying Rate increases from 0.45% on the Trade Date to 2.50% on the Final Valuation Date, which is greater than the Rate Strike Level of 2.00%. The Payment at Maturity is calculated as follows:

Underlying Currency Performance	=	(Final Spot Rate – Currency Strike Level) / Currency Strike Level
	=	(122.4 - 120) / 120
	=	2%
Underlying Rate Performance	=	(Final Underlying Rate – Rate Strike Level) × Currency Multiplier
	=	(2.50% - 2.00%) × 100 / 122.4
	=	0.50% × 100 / 122.4
	=	0.41%
Additional Amount	=	$1,000 × (Currency Leverage Factor × Underlying Currency Performance + Rate Leverage Factor × Underlying Rate Performance)
	=	$1,000 × (19.8 × 2% + 60 × 0.41%)
	=	$641.10
Payment at Maturity	=	$600 + Additional Amount
	=	$600 + 641.10
	=	$1,241.10

Because the Final Spot Rate and the Final Underlying Rate are both greater than the respective Strike Levels, the Payment at Maturity is $1,241.10 per $1,000 Face Amount of securities. Note that in this example, because the Final Spot Rate is significantly greater than the Initial Spot Rate, the Currency Multiplier reduces the Underlying Rate Performance, the Additional Amount and the Payment at Maturity.

Selected Purchase Considerations

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LEVERAGED APPRECIATION POTENTIAL, AND POTENTIAL LOSS IF NEITHER UNDERLYING APPRECIATES SIGNIFICANTLY — The securities provide the opportunity to receive leveraged returns beyond the Minimum Payment Amount of $600 if (i) the U.S. dollar appreciates significantly relative to the Japanese yen, so that the Final Spot Rate is greater than the Currency Strike Level of 120, or (ii) the 5-Year JPY Swap Rate appreciates significantly, so that the Final Underlying Rate is greater than the Rate Strike Level of 2%.  If neither the Underlying Currency nor the Underlying Rate appreciates significantly, so as to exceed the applicable Strike Levels, your Payment at Maturity will be only $600 per $1,000 Face Amount of securities, and you will lose 40% of your investment.  Even if the Underlying Currency or the Underlying Rate does appreciate so as to exceed its applicable Strike Level, you will lose some and possibly a significant portion of your investment unless the appreciation is significant enough so that the Additional Amount, calculated as set forth herein, is equal to or greater than $400. The securities are risky investments, and you will lose a substantial portion of your investment unless there is significant appreciation in the Underlying Currency or Underlying Rate during the two-year term of the securities. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE APPRECIATION, IF ANY, OF THE UNDERLYING CURRENCY AND UNDERLYING RATE IN EXCESS OF THE APPLICABLE STRIKE LEVELS — The return on the securities will depend on the Underlying Currency Performance and the Underlying Rate Performance. The Underlying Currency Performance measures the appreciation of the Spot Rate of the U.S. dollar relative to the Japanese yen beyond the Currency Strike Level of 120. The Underlying Rate Performance measures the appreciation of the 5-Year JPY Swap Rate beyond the Rate Strike Level of 2%, as adjusted by the Currency Multiplier.  If neither the Underlying Currency nor the Underlying Rate appreciates beyond the applicable Strike Levels, the Underlying Currency Performance and Underlying Rate Performance will both be zero, resulting in a 40% loss of your investment.  Please see “The 5-Year JPY Swap Rate” in this pricing supplement for further information on the 5-Year JPY Swap Rate.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities.  For instance, your securities could be treated as contingent payment debt instruments.  Under that treatment, (i) regardless of your method of accounting, in each year that you hold the securities you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities prior to maturity and (ii) any income you recognize upon the taxable disposition of a security will be treated as ordinary in character.  Except where otherwise stated, the remainder of this discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Because the Additional Amount is determined in part by reference to the performance of the U.S. dollar relative to the Japanese yen, your gain or loss on the securities may be treated as ordinary income or loss under Section 988 of the Internal Revenue Code (the “Code”) unless, before the close of the day on which you acquire the securities, you make a valid election pursuant to the applicable Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”).  Assuming that the securities are properly treated as prepaid financial contracts that are not debt, we believe it is reasonable to treat the capital gain election as available and that, even if the securities are not so treated, there should be no adverse consequences as a result of having made a protective capital gain election.

To make the capital gain election (assuming it is available), you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to the election and file a prescribed statement verifying the election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming that you are permitted to, and do, make the election, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of maturity or other taxable disposition you have held the securities for more than one year. The deductibility of capital losses is subject to limitations. If you do not make a valid capital gain election, special reporting rules could apply if your ordinary losses under Section 988 exceed a specified threshold.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Currency or the Underlying Rate. You will lose 40% of your initial investment if neither the Underlying Currency nor the Underlying Rate appreciates significantly during the two-year term of the securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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THE SECURITIES ARE RISKY INVESTMENTS, AND YOUR INVESTMENT MAY RESULT IN A SUBSTANTIAL LOSS —You will lose 40% of your investment unless there is significant appreciation in the Underlying Currency and/or the Underlying Rate during the two-year term of the securities. The Underlying Currency Performance will be zero unless the U.S. dollar appreciates significantly relative to the Japanese yen so that the Final Spot Rate is greater than the Currency Strike Level of 120. The Underlying Rate Performance will also be zero unless the 5-Year JPY Swap Rate appreciates significantly so that the Final Underlying Rate is greater than the Rate Strike Level of 2%. If the Underlying Currency Performance and Underlying Rate Performance are both zero, the Additional Amount will be zero, resulting in a Payment at Maturity of only $600 per $1,000 Face Amount of securities, and a 40% loss on your investment.  As shown in the “Historical Information” section in this pricing supplement, the Spot Rate has been below the Currency Strike Level of 120 every day for the past six years, and the Underlying Rate has been below the Rate Strike Level of 2% every day for the past ten years.

Even if the Underlying Currency or the Underlying Rate appreciates significantly during the term of the securities, you will lose some of your initial investment unless the appreciation beyond the applicable Strike Level is sufficient to result in an Additional Amount, calculated as set forth herein, of $400 or more.  See the hypothetical table and examples above.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LEVERAGED UPSIDE EXPOSURE APPLIES ONLY UNDER LIMITED CIRCUMSTANCES —The leveraged exposure beyond the Minimum Payment Amount of $600 will apply only if the Underlying Currency or the Underlying Rate appreciates significantly from the Trade Date to the Final Valuation Date so as to exceed their respective Strike Levels.  You will not benefit from any positive movements in the Underlying Currency or Underlying Rate, if their respective final levels, determined on the Final Valuation Date, do not exceed the applicable Strike Levels.

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THE CURRENCY MULTIPLIER MAY REDUCE THE PORTION OF YOUR PAYMENT AT MATURITY ATTRIBUTABLE TO ANY POSITIVE UNDERLYING RATE PERFORMANCE — Even if the Underlying Rate appreciates beyond the Rate Strike Level of 2%, the difference between the Final Underlying Rate and the Rake Strike Level will be multiplied by the Currency Multiplier in calculating the Underlying Rate Performance and the Additional Amount.  The Currency Multiplier measures the performance of the Japanese yen  relative to the U.S. dollar from the Trade Date to the Final Valuation Date.  Therefore, if the U.S. dollar appreciates relative to the Japanese yen during the term of the securities, the Currency Multiplier will be less than 1 and, if the Underlying Rate Performance is positive, will reduce the Underlying Rate Performance and Additional Amount.  The Currency Multiplier operates independently of the Underlying Currency Performance, and can adversely impact the Underlying Rate Performance when the Underlying Currency Performance is positive.  In fact, if the Underlying Currency Performance is positive, the Currency Multiplier will be significantly less than 1 and will reduce any Additional Amount attributable to a positive Underlying Rate Performance.  If the Currency Multiplier is greater than 1, and so would have a favorable impact on any positive Underlying Rate Performance, the Underlying Currency Performance will be zero.

•	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any coupon payments with respect to the securities.

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PAYMENTS ON THE SECURITIES ARE SUBJECT TO DEUTSCHE BANK AG’S CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY OR THE UNDERLYING RATE — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Underlying Currency or the Underlying Rate because the Payment at Maturity is based on the Underlying Currency Performance and the Underlying Rate Performance, each of which is in turn based upon the formula set forth above.  For example, if the U.S. dollar has appreciated relative to the Japanese yen but the Final Spot Rate is less than the Currency Strike Level of 120, the Underlying Currency Performance will be zero, whereas a direct investment in the U.S. dollar relative to the Japanese yen would yield a positive return.

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THE CORRELATION BETWEEN THE UNDERLYING CURRENCY AND THE UNDERLYING RATE MAY ADVERSELY AFFECT THE RETURN ON THE SECURITIES — The securities are linked to the performance of the Underlying Currency and the Underlying Rate, which may not correlate with each other.  At a time when the Underlying Currency appreciates, the Underlying Rate may not appreciate or may decline, and at a time when the Underlying Rate appreciates, the Underlying Currency may not appreciate or may decline. In addition, the Underlying Rate and the Underlying Currency may move in tandem, and may both decline or not appreciate sufficiently to result in Additional Amount greater than $400.  The correlation between the Underlying Currency and the Underlying Rate may adversely affect the return on the securities.  Additionally, the Currency Multiplier, which operates independently of the Underlying Currency Performance, can adversely impact the Underlying Rate Performance when the Underlying Currency Performance is positive.  In fact, if the Underlying Currency Performance is positive, the Currency Multiplier will be significantly less than 1 and will reduce any Additional Amount attributable to a positive Underlying Rate Performance.  If the Currency Multiplier is greater than 1, and so would have a favorable impact on any positive Underlying Rate Performance, the Underlying Currency Performance will be zero.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Investors in the securities will be exposed to currency exchange rate risk with respect to the Underlying Currency and the Reference Currency. The Underlying Currency Performance will depend on the extent to which the Underlying Currency, strengthen or weaken against the Reference Currency. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political developments in the United States and Japan. Additionally, the volatility of the currency exchange rates between the Underlying Currency and the Reference Currency could affect the value of the securities.

Of particular importance to currency exchange rate risk are:

•       existing and expected rates of inflation;

•       existing and expected interest rate levels;

•       political, civil or military unrest;

•       the balance of payments between Japan and the United States; and

•       the extent of governmental surpluses or deficits in Japan and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments Japan, the United States and other countries important to international trade and finance.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile in certain market conditions in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rate and, therefore, the value of your securities in varying ways.

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THE U.S. DOLLAR AND JAPANESE YEN ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Underlying Currency relative to the Reference Currency and, consequently, the value of and return on the securities.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the Reference Currency.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Underlying Currency relative to the Reference Currency and the value of the securities.

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SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING CURRENCY AND/OR THE REFERENCE CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Underlying Currency and the Reference Currency and, therefore, the value of the securities.

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IF THE LIQUIDITY OF THE UNDERLYING CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED – Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the Underlying Currency and/or the Reference Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Underlying Currency Performance or the Underlying Rate Performance using its normal means. The resulting discretion by the calculation agent in determining the Underlying Currency Performance or the Underlying Rate Performance could, in turn, result in potential conflicts of interest and could affect the Additional Amount and consequently, the value of and return on the securities.

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WITH RESPECT TO THE SPOT RATE, MARKET DISRUPTIONS AND GOVERNMENT ACTIONS, INCLUDING THOSE SPECIFICALLY AFFECTING DEUTSCHE BANK AG, MAY ADVERSELY AFFECT YOUR RETURN — With respect to the Spot Rate, the calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Final Spot Rate in the manner described herein or a Market Disruption Event (as defined in the accompanying product supplement) has occurred, which may include without limitation: a general inconvertibility event that generally makes it impossible to convert the Underlying Currency into the Reference Currency through customary legal channels; a general non-transferability event that generally makes it impossible (a) to deliver the Reference Currency from accounts inside the Underlying Currency’s home country to accounts outside the Underlying Currency’s home country, or (b) to deliver the Underlying Currency between accounts inside the Underlying Currency’s home country or to a party that is a non-resident of the Underlying Currency’s home country; a default or other similar event with respect to any security or indebtedness of, or guaranteed by, any governmental authority of the Underlying Currency’s home country; any change in the laws or regulations, or official interpretations of such, in the Underlying Currency’s home country; any nationalization or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the Underlying Currency’s home country; or the inability by Deutsche Bank AG or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any hedge position relating to the securities.

Upon the occurrence of one of these events, or another event that is included as a Market Disruption Event, it is possible that the Final Valuation Date and the Maturity Date may be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Final Spot Rate as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and such Spot Rate may differ substantially from the Spot Rate calculated based on the published exchange rates of the Underlying Currency relative to the Reference Currency in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return on the securities.

•	THE UNDERLYING RATE MAY BE UNPREDICTABLE — The Underlying Rate may be unpredictable, and will be affected by a variety of factors, including but not limited to:

•	the exchange rate of the Japanese yen relative to the U.S. dollar and other relevant currencies;

•	the strength of the Japanese economy and the world economy, as well as sentiments regarding the strength of the Japanese economy and the world economy;

•	expectations regarding the level of price inflation in Japan and other relevant countries;

•	sentiments regarding credit quality in Japan and in global credit markets;

•	the policies of the Bank of Japan and worldwide central banks regarding interest rates; and

•	the performance of Japanese capital markets and global capital markets.

These factors may interact with each other in complicated and unpredictable ways. Changes in one or more factors may be offset or be magnified by the other factors. Therefore, the 5-Year JPY Swap may be adversely affected, and the Payment at Maturity may be consequently reduced.

•	CHANGES TO THE METHOD PURSUANT TO WHICH LIBOR RATES ARE DETERMINED MAY ADVERSELY AFFECT THE RETURN ON AND VALUE OF THE SECURITIES — The 5-Year JPY Swap

Rate is calculated based on the 6-Month Japanese yen LIBOR rate, which is based on submissions from a selected panel of the largest, most active banks in Japanese yen located in London. The calculation of LIBOR rates across a range of maturities and currencies has recently been under regulatory and law enforcement agency scrutiny from a number of governments. Investigations of certain financial institutions included on the various panels used to set LIBOR rates are either ongoing or have been settled. Furthermore, a number of recommendations for changes to LIBOR rates have been made, including, but not limited to, the transfer of responsibility for LIBOR from the British Banker’s Association to an independent administrator and changes to the method pursuant to which LIBOR rates are determined. In response, NYSE Euronext Rate Administration Ltd. has been appointed as the independent LIBOR administrator, effective in early 2014. It is not possible to predict whether further changes to LIBOR will take place, including any changes in the method pursuant to which LIBOR rates are determined or other reforms to LIBOR that may adversely affect the trading market for LIBOR-based securities. Furthermore, any changes in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. Any decrease in the 6-Month Japanese yen LIBOR rate may lower the Underlying Rate and consequently the return on and the value of the securities. Additionally, uncertainty as to the extent and manner in which the recommendations for change in LIBOR will continue to be adopted and the timing of such changes may adversely affect the current trading market for securities based on LIBOR, which may adversely affect the value of your securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE UNDERLYING CURRENCY AND UNDERLYING RATE — Changes in the Underlying Currency during the term of the securities before the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. The Underlying Currency Performance and the Underlying Rate Performance will be calculated only as of the Final Valuation Date, and will be based on the Final Spot Rate and the Final Underlying Rate. As a result, the Underlying Currency Performance may be less than zero even if the Underlying Currency Performance and the Underlying Rate Performance had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

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HISTORICAL PERFORMANCE OF THE UNDERLYING CURRENCY RELATIVE TO THE REFERENCE CURRENCY  AND THE UNDERLYING RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING CURRENCY RELATIVE TO THE REFERENCE CURRENCY OR THE UNDERLYING RATE DURING THE TERM OF THE SECURITIES — It is impossible to predict whether the Spot Rate of the Underlying Currency or the Underlying Rate will rise or fall.  The actual performance of the Underlying Currency relative to the Reference Currency and the Underlying Rate over the term of the securities may bear little relation to the historical exchange rates of the Underlying Currency relative to the Reference Currency or the historical Underlying Rates and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement are based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately 4 months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities.

The calculation agent will determine, among other things, the Additional Amount, the Final Spot Rate, the Final Underlying Rate, the Underlying Currency Performance, the Underlying Rate Performance and the amount that Deutsche Bank AG will pay you on the securities. The calculation agent also maintains some discretion as to how the calculations are made, in particular if the Spot Rate or the level of the Underlying Rate is not available on the Final Valuation Date. The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. The determination of a Market Disruption Event by the calculation agent could adversely affect the amount of payment you receive on the securities.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intend to offer to purchase the securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade or sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE INTEREST RATE, FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into interest rate, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Currency, the Reference Currency and the Underlying Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Currency, the Reference Currency and the Underlying Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Underlying Currency, the Reference Currency and the Underlying Rate. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE UNDERLYING CURRENCY, THE REFERENCE CURRENCY AND THE UNDERLYING RATE TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Currency, the Reference Currency and the Underlying Rate to which the securities are linked.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the Spot Rate and the levels of the Underlying Rate on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Spot Rate or the Underlying Rate. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Currency relative to the Reference Currency and the Underlying Rate;

•	the time remaining to maturity of the securities;

•	interest rates and yields in the market generally and in the markets of the Underlying Currency and the Reference Currency;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying Currency, the Reference Currency or the markets generally;

•	suspension or disruption of market trading of the Underlying Currency or the Reference Currency;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described above under “Tax Consequences.”  For instance, the securities might be treated as contingent payment debt instruments.  In addition, even if treatment of the securities as prepaid financial contracts that are not debt is respected, substantial uncertainties remain. For instance, your gain or loss may be ordinary rather than capital pursuant to Section 988, and if so, you might not be permitted to make the capital gain election discussed above under “Tax Consequences.”  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The 5-Year JPY Swap Rate

The 5-Year JPY Swap Rate is, on any day, the fixed interest rate payable on a Japanese yen interest rate swap with a maturity of 5 years, expressed as a percentage, which appears on Reuters page “17143” or any successor page thereto at 3:00 p.m. Tokyo time on that day.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate of that same maturity.  The 5-Year JPY Swap Rate indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay in Japanese yen for a maturity of 5 years, in order to receive a floating rate equal to the 6-month Japanese yen LIBOR (paid semi-annually) for the same 5-year maturity.

If the 5-Year JPY Swap Rate is not displayed by 3:00 p.m. Tokyo time on the Reuters page “17143” on any day on which the level of the 5-Year JPY Swap Rate must be determined, the rate for such day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Historical Information

Underlying Currency

The following table and graph show the historical exchange rates for the number of units of Japanese yen per one U.S. dollar. The table uses daily exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for period-end exchange rates. The graph uses daily exchange rates that are based on Bloomberg end-of-day quotations. The Bloomberg quotations are not the same as the Spot Rate set forth above. The table shows the historical high, low and period-end exchange rates for the period from January 3, 2003 through September 19, 2013. The numbers appearing in the table may have been rounded for ease of analysis. The graph following the table sets forth the historical exchange rate performance for the period from September 19, 2003 through September 19, 2013.

The historical data set forth below are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate set forth above or the Underlying Currency Performance. Any historical upward or downward trend in the exchange rate set forth in the following table or graph during any period set forth below is not an indication that the Spot Rate or Underlying Currency Performance is more or less likely to increase or decrease at any time during the term of the notes. A higher exchange rate indicates a strengthening of the U.S. dollar relative to the Japanese yen, while a lower exchange rate indicates a weakening of the U.S. dollar relative to the Japanese yen. The daily exchange rates published by Bloomberg may differ from the Spot Rate for the Underlying Currency. We will not use Bloomberg to determine the Spot Rate for the Underlying Currency. The historical exchange rates should not be taken as an indication of future performance of the Underlying Currency, and no assurance can be given as to Spot Rate on the Final Valuation Date. We cannot give you assurance that the Underlying Currency Performance will be positive.
Japanese Yen
Historical Quarterly High, Low and Period-End Exchange Rates
January 1, 2003 through September 19, 2013
(expressed as units of Japanese yen per one U.S. dollar)

Japanese yen	High	Low	Period End
2003	121.47	106.92	107.17
2004	114.43	102.47	102.47
2005	121.03	102.05	118.03
2006	119.87	109.80	119.16
2007	124.09	108.00	111.72
2008	111.72	87.95	90.65
2009	100.81	86.15	93.10
2010	94.52	80.55	81.11
2011	85.43	75.76	76.94
2012	86.47	76.13	86.47
2013 (through September 19, 2013)	103.51	86.47	99.48

Past performance is not indicative of future performance.

Underlying Rate

The following graph sets forth the historical performance of the 5-Year JPY Swap Rate from September 19, 2003 through September 19, 2013. The level of the 5-Year JPY Swap Rate on September 19, 2013 was 0.3990%. We obtained the levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlying Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Underlying Rate on the Final Valuation Date. We cannot give you assurance that the Underlying Rate Performance will be positive.

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI may pay custodial fees to other broker-dealers of up to 0.10% or $1.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.